EXHIBIT 23(a)

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                              CONSENT OF ATTORNEYS


Reference is made to the Registration Statement of CEL-SCI Corporation, whereby the Company proposes to sell 13,333,334 shares of its common stock, Series F and Series G warrants, as well as shares of the Company's common stock issuable upon the exercise of the Series F and Series G warrants. Reference is also made to
Exhibit 5 included as part of this Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.



HART & TRINEN

/s/ William T. Hart

October 4, 2011



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